Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

1720 North First Street San Jose, CA 95112-4598	DRAFT April 29, 2015 For Immediate Release

Contact:	Tom Smegal (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

FIRST QUARTER 2015 RESULTS

SAN JOSE, CA  —  California Water Service Group (NYSE: CWT) today announced  net income of $1.6 million or diluted earnings per common share of $0.03 for the first  quarter of 2015, compared to a net loss of $5.5 million or a $0.11 net loss per diluted common share for the first quarter of 2014.

The increase in net income is attributable primarily to the approval of the California Water Service (Cal Water) General Rate Case (GRC), Company’s largest subsidiary, during the third quarter of 2014. Increases in administrative and general, income tax, and property tax expense were partially offset by reductions in other operations, depreciation and amortization, maintenance, and net interest expense.  Net other income increased $0.5 million in 2015.

Total revenue increased $11.5 million, or 10%, to $122 million for the first quarter of 2015 as compared to revenue of $110.5 million for the first quarter of 2014.  Rate increases added $1.8 million, revenue decoupling mechanisms and balancing accounts added $9.1 million, and sales to new customers added an additional $0.6 million.

Total operating expenses increased $5.1 million, or 5%, to $114.5 million, for the first quarter of 2015 as compared to the prior year.

Water production expenses decreased $0.2 million, or 0.4%, to $45.2 million, due primarily to a reduction in customer water consumption associated with our water conservation programs.

Administrative and general and other operations expenses increased $2 million, or 5%, to $43.5 million, due primarily to increases in employee pension and other postretirement benefit costs of $3.8 million and employee wage increases of $1.4 million.  These cost increases were partially offset by decreases in conservation program costs of $1.3 million and health care costs of $2.1 million. Conservation program costs are affected by seasonal patterns and are dependent on customer demand for our programs. Changes in employee pension and other postretirement benefits, water conservation program, and employee medical costs for regulated California operations did not affect earnings, because the Company was allowed by the California Public Utilities Commission (CPUC) to track these costs in balancing accounts for future recovery, which creates a corresponding change to operating revenue.

Maintenance expenses decreased $0.5 million, or 11%, to $4.5 million, due primarily to decreased costs for repairs of wells and transmission and distribution mains.

Depreciation and amortization expense decreased $0.7 million, or 5%, to $15.3 million, mostly due to lower 2015 California depreciation rates authorized in the GRC decision last year, which was partially offset by increases in utility plant.

Income tax expense increased $4.5 million, due primarily to an increase in pre-tax operating income during the first quarter of 2015.  Income taxes charged to other income and expenses increased $0.3 million, also due to an increase in pre-tax operating income from non-regulated service agreements during the first quarter of 2015.

Property and other taxes increased $0.1 million, or 3%, to $5.4 million, due primarily to property taxes on utility plant placed in service during 2014 and an increase in payroll and franchise taxes in 2015.

Net other income increased $0.5 million, due primarily to a reduction in lower margin service agreement activity.

Net interest expense decreased $0.2 million, or 3%, to $6.5 million for the first quarter of 2015, compared to the same period last year. The decrease was due primarily an increase in capitalized interest charged to construction projects and a decrease in interest expense driven by decreased short-term borrowing rates partially offset by an increase in short-term borrowings during the first quarter of 2015.

In March, the Company entered into unsecured revolving credit facilities for Group and its subsidiaries totaling $450 million for a five-year term.  The proceeds are expected to be used for working capital, including short-term financing of capital projects.  Of the total, $300 million is available to Cal Water, and $150 million is available to Group and its other subsidiaries.  The credit facilities may each be expanded by up to $50 million, or $100 million total.

According to President and Chief Executive Officer Martin A. Kropelnicki, this quarter’s results were positively impacted by rate relief realized in the 2012 GRC decision for Cal Water.

“Although our business is typically seasonal with the first quarter being the slowest, this year our bottom line benefited from the rate case increase authorized by the CPUC,” he said. “We also continue to focus on operating efficiently and investing prudently in capital to deliver results for our shareholders and high-quality, reliable water service to our customers.”

According to Kropelnicki, the biggest challenge for the remainder of the year will be contending with the drought.

“We are facing unprecedented conditions in California.  We continue to focus our efforts on monitoring and augmenting water supplies while helping our customers achieve reductions in their water use required by the State of California,” he said.

All stockholders and interested investors are invited to listen to the first quarter 2015 conference call on April 30, 2015, at 11:00 a.m. (EDT), by dialing 1-888-438-5448 or 1-719-457-1035 and keying in ID# 9010716.  A replay of the call will be available from 2:00 p.m. EDT on April 30, 2015, through June 30, 2015, at 1-888-203-1112 or 1-719-457-0820, ID# 9010716. The call, which will be hosted by President and Chief Executive Officer Martin A. Kropelnicki and Vice President and Chief Financial Officer Thomas F. Smegal, will also be webcast under the investor relations tab at www.calwatergroup.com.

California Water Service Group is the parent company of California Water Service, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services.  Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico, and Hawaii communities.  Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available at our web site at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC).  The Company assumes no obligation to provide public updates of forward-looking statements.

Attachments (2).

###

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	March 31,	December 31,
(In thousands, except per share data)	2015	2014
ASSETS
Utility plant:
Utility plant	$2,373,167	$2,342,471
Less accumulated depreciation and amortization	(766,545)	(752,040)
Net utility plant	1,606,622	1,590,431

Current assets:
Cash and cash equivalents	33,311	19,587
Receivables:
Customers	24,327	25,803
Regulatory balancing accounts	50,016	53,199
Other	13,349	14,136
Unbilled revenue	22,599	23,740
Materials and supplies at weighted average cost	6,158	6,041
Taxes, prepaid expenses, and other assets	9,495	11,618
Total current assets	159,255	154,124

Other assets:
Regulatory assets	401,089	390,331
Goodwill	2,615	2,615
Other assets	51,164	49,850
Total other assets	454,868	442,796
	$2,220,745	$2,187,351

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$479	$478
Additional paid-in capital	331,029	330,558
Retained earnings	289,158	295,590
Total common stockholders’ equity	620,666	626,626
Long-term debt, less current maturities	419,014	419,233
Total capitalization	1,039,680	1,045,859

Current liabilities:
Current maturities of long-term debt	6,596	6,607
Short-term borrowings	109,115	79,115
Accounts payable	57,684	59,395
Regulatory balancing accounts	5,580	6,126
Accrued interest	9,583	4,194
Accrued expenses and other liabilities	65,385	62,269
Total current liabilities	253,943	217,706

Unamortized investment tax credits	2,032	2,032
Deferred income taxes, net	214,814	214,842
Pension and postretirement benefits other than pension	277,094	270,865
Regulatory and other liabilities	81,499	83,279
Advances for construction	181,553	182,284
Contributions in aid of construction	170,130	170,484
Commitments and contingencies	—	—
	$2,220,745	$2,187,351

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	March 31,	March 31,
For the Three-Months ended:	2015	2014

Operating revenue	$121,985	$110,515
Operating expenses:
Operations:
Water production costs	45,202	45,402
Administrative and general	27,695	25,141
Other operations	15,843	16,376
Maintenance	4,457	5,005
Depreciation and amortization	15,319	16,053
Income taxes (benefit)	613	(3,839)
Property and other taxes	5,359	5,225
Total operating expenses	114,488	109,363

Net operating income	7,497	1,152

Other income and expenses:
Non-regulated revenue	3,247	4,280
Non-regulated expenses, net	(2,243)	(4,119)
Income tax (expense) on other income and expenses	(403)	(79)
Net other income	601	82

Interest expense:
Interest Expense	7,069	7,075
Less: capitalized interest	(546)	(365)
Net interest expense	6,523	6,710

Net income (loss)	$1,575	$(5,476)

Earnings (loss) per share
Basic	$0.03	$(0.11)
Diluted	$0.03	$(0.11)
Weighted average shares outstanding
Basic	47,825	47,756
Diluted	47,854	47,756
Dividends per share of common stock	$0.16750	$0.1625